Exhibit 99.1

WASTE INDUSTRIES USA, INC. Reports Second Quarter 2005 Results

Raleigh, NC, Monday, August 8, 2005 — Waste Industries USA, Inc. (NASDAQ: WWIN), a regional, non-hazardous solid waste services company, today reported unaudited financial results for the second quarter ended June 30, 2005.

In the second quarter of 2005, the Company sold certain operations in the Atlanta, Georgia region that qualified as discontinued operations, impacting the previously reported 2004 and 2005 results. All periods have been restated to present the results for these operations as discontinued operations.

For the quarter ended June 30, 2005, revenue increased 5.6% to $77.3 million, compared to $73.2 million for the quarter ended June 30, 2004. Operating income for the second quarter 2005 decreased 14.4% to $6.1 million, compared to operating income of $7.1 million in the second quarter of 2004. Income from continuing operations for the second quarter 2005 was $2.1 million, or $0.15 per diluted share, a 29.2% decrease from income from continuing operations of $3.0 million, or $0.22 per diluted share, for the second quarter of 2004. Income from discontinued operations for the second quarter of 2005 was $0.3 million, or $.02 per diluted share, including the effect of a $0.4 million gain (shown net of income taxes) from the sale of operations.

For the six months ended June 30, 2005, revenue increased 3.9% to $146.6 million, compared to $141.1 million for the same period in 2004. Operating income decreased 4.8% to $13.3 million, compared to $14.0 million for the six months ended June 30, 2004. Income from continuing operations for the six months ended June 30, 2005 was $5.1 million, or $0.37 per diluted share, a 12.0% decrease from income from continuing operations of $5.8 million, or $0.43 per diluted share, for the same six-month period in 2004. Income from discontinued operations for the six months ended June 30, 2005 was $0.1 million, or $.01 per diluted share, including the effect of a $0.4 million gain (net of income taxes) from the sale of operations.

Results of operations for the quarter were adversely impacted by the following:

➢	Selling, general and administrative costs increased $1.7 million ($0.08 per diluted share, net of tax) due primarily to $1.1 million of higher outside service professional fees, of which $0.6 million were related to Sarbanes-Oxley project implementation costs;

➢	Fuel cost increases in excess of surcharges, up $0.5 million ($.02 per diluted share, net of tax); and

➢	Medical self-insurance costs increased 32%, or $0.5 million ($.02 per diluted share, net of tax) due to a number of larger than usual claims.

Jim W. Perry, President and CEO of the Company, stated, “Strategies to improve results at our under performing operations and to increase the waste internalization rate within the Company are showing positive results. At the same time, the impact of continued high fuel cost, expenses associated with integrating recently acquired operations and costs related to Sarbanes-Oxley and other professional fees had an adverse impact on performance for the quarter and year-to-date.”

The Company will host a conference call to discuss its second quarter results on Tuesday, August 9, 2005 at 2:00 PM (Eastern Time). The call number is (800) 946-0712 and the confirmation number is 4418759. The conference call will also be broadcast live over the Internet at http://www.waste-ind.com under the “Investor Relations” tab. A replay of the call will be available through August 22, 2005, and may be accessed by calling (888) 203-1112 and using confirmation number 4418759.

Waste Industries USA, Inc. is a vertically integrated solid waste services company that provides collection, transfer, disposal and recycling services to commercial, industrial and residential customer locations in the states of North Carolina, South Carolina, Virginia, Tennessee, Georgia and Florida.

The tables attached to this press release contain references to operating income before depreciation and amortization and free cash flow, which are considered non-GAAP financial measures. Tables reconciling operating income before depreciation and amortization and free cash flow to the appropriate GAAP measures for each period presented are included in the attached supplemental data. The Company defines free cash flow as cash flows from operating activities less capital expenditures plus proceeds from the sale of fixed assets. Operating income before depreciation and amortization and free cash flow do not represent, and should not be considered as, an alternative to net income or cash flows from operating, investing and financing activities, each as determined in accordance with GAAP. The Company’s definitions of operating income before depreciation and amortization and free cash flow might not be comparable to similarly titled measures reported by other companies. The Company has included information concerning operating income before depreciation and free cash flow because it believes that operating income before depreciation and amortization and free cash flow provide additional information for determining its ability to meet debt service requirements and that these measures are two indicators upon which the Company, its lenders and some investors assess its financial performance and its capacity to service debt. The Company therefore interprets the trends that operating income before depreciation and amortization and free cash flow depict as measures of its liquidity.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the statement will include words such as the Company “believes,” “anticipates,” “expects” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. Forward-looking statements are subject to risks and uncertainties, such as fuel prices, weather conditions, managing growth, economic trends and risks in the development and operation of landfills that could cause actual results to differ materially from those currently anticipated. Consider these factors carefully in evaluating the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements.

WASTE INDUSTRIES USA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended June 30.		Six Months Ended June 30,
	2004	2005	2004	2005
Revenues:
Service	$72,972	$77,102	$140,738	$146,291
Equipment	181	157	400	311

Total revenues	73,153	77,259	141,138	146,602

Operating cost and expenses:
Operations	49,118	52,843	93,613	98,688
Equipment sales	112	95	239	201
Selling, general and administrative	9,166	10,881	18,500	20,015
Depreciation and amortization	7,598	7,542	14,892	14,487
Gain on sale of property and equipment	(133)	(198)	(250)	(222)
Impairment of property and equipment and other assets	188	17	188	143

Total operating costs and expenses	66,049	71,180	127,182	133,312

Operating income	7,104	6,079	13,956	13,290

Interest expense	2,382	2,619	4,946	4,961
Interest income	(28)	(21)	(50)	(32)
Other income	(16)	(60)	(81)	(81)

Total other expense (income) net	2,338	2,538	4,815	4,848

Income from continuing operations before income taxes	4,766	3,540	9,141	8,442
Income tax expense	1,739	1,399	3,336	3,335

Income from continuing operations	3,027	2,142	5,805	5,107

Discontinued operations:
Income (loss) from discontinued operations (net of income taxes)	33	(110)	80	(304)
Gain on sale of operations (net of income taxes)	—	389	—	389

Net income from discontinued operations	33	279	80	85

Net income	$3,060	$2,421	$5,885	$5,192

Earnings per share:

Basic:
Income from continuing operations	$0.22	$0.16	$0.43	$0.37
Discontinued operations	0.01	0.02	0.01	0.01

Net income	$0.23	$0.18	$0.44	$0.38

Diluted:
Income from continuing operations	$0.22	$0.15	$0.43	$0.37
Discontinued operations	—	0.02	—	0.01

Net income	$0.22	$0.17	$0.43	$0.38

Weighted-Average Number Of Shares Outstanding:
Basic	13,502	13,675	13,498	13,606
Diluted	13,667	13,853	13,619	13,798

WASTE INDUSTRIES USA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	December 31, 2004	(Unaudited) June 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$2,445	$53
Receivables, net	31,602	29,690
Other	7,028	5,740

Total current assets	41,075	35,483

Property and equipment, net	198,551	208,868
Intangible assets, net	92,702	103,857
Other noncurrent assets	4,720	4,306

Total assets	$337,048	$352,514

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	10,733	10,733
Accounts payable - trade	14,627	15,496
Other accrued liabilities and deferred revenues	22,570	25,142

Total current liabilities	47,930	51,371

Long-term debt, net of current maturities	145,930	151,174
Other liabilities	25,477	25,685

Total liabilities	219,337	228,230
Shareholders’ equity:	117,711	124,284

Total liabilities and shareholders’ equity	$337,048	$352,514

WASTE INDUSTRIES USA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Six Months Ended June 30,
Operating Activities:
Net income	$5,885	$5,192
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,983	14,487
Amortization of debt issuance costs	371	559
Impairment of property and equipment and other assets	188	143
Gain on sale of property and equipment	(250)	(222)
Gain on sale of discontinued collection and hauling operations	—	(389)
Stock compensation expense	13	44
Provision for deferred income taxes	—	1,570
Provision for doubtful accounts	929	1,454
Changes in assets and liabilities, net of effects from acquisition and disposition of related businesses	853	(513)

Net cash provided by operating activities	22,972	22,325

Investing Activities:
Acquisitions of related business, net of cash required	(749)	(23,279)
Settlement of acquisition liabilities	(136)	92
Proceeds from sale of insurance policy	—	164
Increase in restricted cash	—	(121)
Proceeds from sale of property and equipment	1,059	720
Purchases of property and equipment	(11,021)	(16,031)
Proceeds from sale of discontinued collection and hauling operations	—	7,913

Net cash used in investing activities	(10,847)	(30,542)

Financing Activities:

Proceeds for issuance of long-term debt	9,000	27,962
Principal payments of long-term debt	(21,717)	(22,719)
Principal payments of capital lease obligations	(115)	(101)
Financing costs	(4)	(35)
Payment of dividends	(1,080)	(1,094)
Net proceeds from exercise of stock options	91	1,812

Net cash provided by (used in) financing activities	(13,825)	5,825

Decrease in cash and cash equivalents	(1,700)	(2,392)
Cash and cash equivalents, beginning of period	4,127	2,445

Cash and cash equivalents, end of period	$2,427	$53

Supplemental disclosures of cash flow information:

Cash paid for interest	$4,557	$4,568

Cash paid for taxes	$3,826	$3,348

EARNINGS RELEASE – SUPPLEMENT DATA (dollars in thousands)

				12/31/04	6/30/05
REVENUE MARGINS	2 Q 04	2 Q 05	DEBT TO TOTAL CAPITAL	57.2%	56.7%
Cost of operations	67.3%	68.5%	(includes capital leases)
S G & A	12.5%	14.1%
Depreciation and amortization	10.4%	9.8%	TOTAL LIABILITIES TO EQUITY	1.9	1.8
Interest expense, (net)	3.2%	3.4%
Income from continuing operations (pre-tax)	6.5%	4.6%
Income tax expense	2.4%	1.8%	DAYS SALES OUTSTANDING	36	33
Income from continuing operations	4.1%	2.8%

OPERATING INCOME BEFORE DEPRECIATION AND			SERVICE REVENUE MIX		2 Q 05
AMORTIZATION			Collection:
Operating income	$7,104	$6,079	Industrial		28.7%
Depreciation and amortization	7,598	7,542	Commercial		27.0%

Operating income before depreciation and amortization	$14,702	$13,621	Residential		20.4%

			Disposal and transfer		16.8%
CAPITAL EXPENDITURES DETAIL	YTD 04	YTD 05	Recycling service		1.7%
Collection & Transportation	$9,996	$11,150	Recycled commodity sales		1.5%
Landfill Development	1,025	4,881	Other		3.9%

Total capital expenditures	$11,021	$16,031	Total Service Revenue		100.0%

			SERVICE REVENUE GROWTH
FREE CASH FLOW RECONCILIATION			Price		0.4%
Net cash provided by operating activities	$22,972	$22,325	Volume		1.0%
Less: Capital expenditures	(11,021)	(16,031)	Energy surcharge		0.1%

Plus: Proceeds from disposal of assets	1,059	720	Total internal growth		1.5%

Free cash flow	$13,010	$7,014	Recycling commodities		-0.3%

			Acquisitions		4.4%

			Total service revenue growth		5.6%